Exhibit 4.12

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The Hanover Insurance Group, Inc. has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, par value $0.01 per share (the “Common Stock”) and (2) our 7 5/8% Senior Debentures due 2025 (the “Senior Debentures”). In this “Description of Securities,” unless otherwise indicated, “we,” “us,” “our,” “the Company” and similar words refer to The Hanover Insurance Group, Inc. and not any of its subsidiaries.

DESCRIPTION OF COMMON STOCK

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation (our “Certificate of Incorporation”) and our Amended By-laws (our “By-laws”), each of which have been filed with the Securities and Exchange Commission as exhibits to this Annual Report on Form 10-K.

General

We are authorized to issue up to 300,000,000 shares of Common Stock, par value $0.01 per share. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable. Our Common Stock is listed for quotation on the New York Stock Exchange under the symbol “THG.”

Dividends

The holders of our Common Stock are entitled to receive proportionally any dividends declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock.

Voting Rights

The holders of our Common Stock are entitled to one vote for each share held on all matters properly submitted to a vote of the stockholders. The holders of our Common Stock do not have any cumulative voting rights.

Liquidation/Dissolution Rights

In the event of a liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in all of our assets remaining after the payment of all debts and other liabilities, subject to the prior distribution rights of any outstanding preferred stock that may be issued in the future.

Other Rights

The holders of our Common Stock have no preemptive, subscription, redemption, sinking fund or conversion rights. All shares of Common Stock have equal rights and preferences. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of our preferred stock that we may designate and issue in the future.

Transfer Agent

The transfer agent and registrar for our Common Stock is Computershare Limited.

Provisions of Our Certificate of Incorporation and By-laws and Delaware Law That May Have Anti-Takeover Effects

Certain provisions of our Certificate of Incorporation and By-laws may be deemed to have an anti-takeover effect and may prevent, delay, or defer a tender offer or takeover attempt that a stockholder may deem in his, her, or its best interest. The existence of these provisions also could limit the price that investors might be willing to pay for our securities. Such provisions include:

Staggered Board, Removal of Directors, and Charter Amendments relating to the Board

Our Certificate of Incorporation and By-laws provide for the division of our board of directors into three classes, with each class being as nearly equal in number as possible, serving staggered three-year terms. Our Certificate of Incorporation provides that any amendments to the Certificate of Incorporation relating to certain actions, including amendments thereto, with respect to the By-laws, actions by directors and classes may only be made by the affirmative vote of the holders of at least two-thirds of the shares of capital stock issued and outstanding and entitled to vote. These provisions may have the effect of making it more difficult for a third party to acquire control of us, or of discouraging a third party from attempting to acquire control of us.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the New York Stock Exchange. These additional shares may be utilized for a variety of corporate purposes. In particular, our board of directors could issue shares of preferred stock that could, depending on the terms of the series, impede the completion of a takeover effort. Our board of directors may determine that the issuance of such shares of preferred stock is in our, and our stockholders’, best interest. Such issuance could discourage a potential acquirer from making an unsolicited acquisition attempt through which such acquirer may be able to change the composition of the board, including a tender offer or other transaction a majority of our stockholders might believe to be in their best interest or in which stockholders might receive a substantial premium for their stock over the then-current market price.

Advance Notice Requirements for Director Nominations

Our By-laws provide that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely notice thereof in proper written form to the clerk accompanied by a petition signed by at least 100 record holders of capital stock of the corporation which shows the class, series (if any) and number of shares held by each person and which holders represent in the aggregate at least 1% of the outstanding shares entitled to vote in the election of directors. To be timely, a stockholder nominating individuals for election to the board of directors must provide advanced notice to us not less than 60 days nor more than 90 days prior to the meeting, unless such meeting occurs less than 70 days after notice or public disclosure of the date of the meeting is given or made, in which case notice will be timely if received by us not later than the close of business on the tenth day after the day on which notice or public announcement of the date of such meeting was made.

Limits on Ability of Stockholders to Act by Written Consent

Our Certificate of Incorporation provides that our stockholders may not act by written consent. In addition, our By-laws require that special meetings of stockholders be called only by our board of directors, our chair of the board, if any, our president, or, upon application of a majority of our directors or by the holders of at least 25% of the shares of our capital stock entitled to vote on matters to be considered at the meeting, our secretary (or, in the absence or upon the refusal of the secretary, by an assistant secretary or other officer). Further, business transacted at any special meeting of stockholders is limited to matters relating to the purpose or purposes stated in the notice of meeting. This limit on the ability of our stockholders to act by written consent or to call a special meeting may lengthen the amount of time required to take stockholder proposed actions.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with an interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is any person who, together with such person’s affiliates and associates (1) owns 15% or more of a corporation’s voting securities or (2) is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s voting securities at any time within the three year period immediately preceding a business combination governed by Section 203. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve.

DESCRIPTION OF 7 5/8% SENIOR DEBENTURES DUE 2025

The following description of our Senior Debentures is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Indenture, dated as of October 16, 1995, by and between the Company and U.S. Bank National Association (as successor to State Street Bank and Trust Company), as trustee (the “Trustee”) (such indenture, as supplemented, the “1995 Indenture”) which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. You can find the definitions of certain terms used in this description under “Certain Definitions Related to Senior Debentures.” Defined terms used in this description but not defined below under “Certain Definitions Related to Senior Debentures” or elsewhere in this description have the meanings assigned to them in the 1995 Indenture.

General

We issued $200 million aggregate principal amount of the Senior Debentures on October 16, 1995, of which, as of December 31, 2021, $61.8 million aggregate principal amount remains outstanding. The Senior Debentures were limited to $200 million aggregate principal amount. The debentures were issued in denominations of $1,000 and any integral multiple thereof. Payments of principal of, and interest on, the debentures are made in U.S. dollars.

Subject to certain restrictions relating to Indebtedness secured by a Lien on the capital stock or Indebtedness of any Restricted Subsidiary, as discussed below, the 1995 Indenture does not contain any provisions that would limit the ability of the Company to incur additional indebtedness. Under the 1995 Indenture, the Company has the ability to issue senior indebtedness with terms different from those of senior indebtedness previously issued (including the Senior Debentures) without the consent of the holders, and to reopen a previous issue of a series of senior indebtedness and issue additional senior indebtedness of such series, in either case in an aggregate principal amount determined by the Company.

The Depository Trust Company (“DTC”) acts as securities depositary for the Senior Debentures. The Senior Debentures will be issued only as fully registered securities registered in the name of Cede & Co., DTC’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the Senior Debentures, was issued and deposited with DTC or its custodian and bears a legend regarding the restrictions on exchanges and registration of transfer.

The Senior Debentures are traded on the New York Stock Exchange under the symbol “THG.”

The Senior Debentures will mature on October 15, 2025 (the “Senior Debenture Maturity Date”)

The Senior Debentures are not subject to any sinking fund.

Ranking

The Senior Debentures are unsecured senior obligations of the Company. The Senior Debentures rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Senior Debentures are also structurally subordinated to all debt and other liabilities of our subsidiaries. Therefore, the rights of the Company and its creditors, including the holders of the Senior Debentures, to participate in the assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise will be subject to the prior claims of the subsidiary's policyholders and creditors, except to the extent that the Company itself be a creditor with recognized claims against the subsidiary.

Interest

Subject to applicable law, as described below, interest on the Senior Debentures accrues at an annual rate equal to 7 5/8% until the principal has been paid or duly made available for payment. The interest on the Senior Debentures is payable semi-annually in arrears on October 15 and April 15 of each year. We pay interest to those persons who are holders of records of the Senior Debentures at the close of business on the preceding October 1 or April 1, as applicable. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Redemption

The Senior Debentures are not redeemable prior to the Senior Debenture Maturity Date.

Certain Covenants

The 1995 Indenture contains covenants including, but not limited to, covenants with respect to the following matters:

Limitation on Issuance or Disposition of Stock of Restricted Subsidiaries

The Company will not, nor will it permit any Restricted Subsidiary to, issue, sell or otherwise dispose of any shares of capital stock (other than non-voting preferred stock) of any Restricted Subsidiary, except for:

•	directors qualifying shares;

•	sales or other dispositions to the Company or to one or more Restricted Subsidiaries;
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the disposition of all or any part of the capital stock of any Restricted Subsidiary for consideration which is at least equal to the fair value of such capital stock as determined by the Company's or such Restricted Subsidiary's board of directors, as the case may be (acting in good faith), in any case in accordance with the laws of the jurisdiction of incorporation of such corporation; provided, however, that any such capital stock issued, sold, granted, transferred or otherwise disposed of to any employee, officer, director, agent or consultant pursuant to any agreement, plan or arrangement approved by the board of directors of the Company or such Restricted Subsidiary, as appropriate, shall be deemed to be issued, sold or otherwise disposed of at fair value; or

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any issuance, sale, assignment, transfer or other disposition made in compliance with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at the request of the Company or any Restricted Subsidiary.

Limitation on Liens

Neither the Company nor any Restricted Subsidiary may incur, issue, assume or guarantee any Indebtedness secured by a lien on any shares of capital stock or any Indebtedness of any Restricted Subsidiary, without effectively providing that the Senior Debentures (together with, if the Company shall so determine, any other Indebtedness which is not subordinated to the Senior Debentures) shall be secured equally and ratably with (or prior to) such Indebtedness, so long as such Indebtedness shall be so secured. This restriction does not apply to Indebtedness secured by any of the following:

•	Liens in favor of, or required by, governmental authorities, including insurance regulatory authorities;

•	Liens existing on the date of the 1995 Indenture;

•	Liens on any shares of capital stock or Indebtedness of any corporation existing at the time such corporation merges into or consolidates with the Company or a Restricted Subsidiary;

•	Liens in favor of the Company or any Restricted Subsidiary;

•	Liens, pledges or deposits to secure statutory obligations, including Liens and deposits required or provided for under state insurance laws and similar regulatory statutes;

•	Materialmen's, mechanics’, carrier's, workmen's, repairmen's, or other like Liens, and pledges and deposits made in the ordinary course of business to obtain the release thereof; and

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any extension, renewal or replacement as a whole or in part, of any Lien referred to in the foregoing clauses; provided, however, that (a) such extension, renewal or replacement Lien shall be limited to all or a part of the same shares of capital stock or Indebtedness that secured the Lien extended, renewed or replaced and (b) the Indebtedness secured by such Lien at such time is not so increased.

The 1995 Indenture does not contain any provisions other than the foregoing which will restrict the Company from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on its capital stock or purchasing or redeeming its capital stock. The 1995 Indenture does not contain any financial ratios or specified levels of net worth or liquidity to which the Company must adhere. In addition, the 1995 Indenture does not contain any provision which would require that the Company repurchase or redeem or otherwise modify the terms of any of the Senior Debentures upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the Senior Debentures.

Consolidation, Merger or Sale of Assets

We have the ability to merge or consolidate with, or convey, transfer or lease all or substantially all of our property, to another corporation, provided that:

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in the event we consolidate with or merge into another person or convey, transfer or lease our properties and assets substantially as an entirety to any person, the person formed by such consolidation or into which we are merged that acquires by conveyance or transfer, or leases, our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance and observance of every covenant in the 1995 Indenture on the part of us to be performed or observed;

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immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ours or a subsidiary as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has happened and is continuing; and

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we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with all requirements of the 1995 Indenture and that all conditions precedent provided for in the 1995 Indenture relating to the transaction have been complied with.

Events of Default

The 1995 Indenture provides, with respect to the Senior Debentures, that the following events shall constitute Events of Default:

•	a default in payment of principal or any premium when due;

•	a default for 30 days in payment of any interest when due;

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there is a default in the performance, or breach, of any term, covenant or warranty of the Company contained in the Senior Debentures or the 1995 Indenture which affects or is applicable to the Senior Debentures (other than a default in the performance, or breach of a term, covenant or warranty which is specifically dealt with elsewhere in the 1995 Indenture or which has expressly been included in the 1995 Indenture solely for the benefit of one or more series of Securities other than the Senior Debentures) and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of all Senior Debentures a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the 1995 Indenture;

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default shall have occurred with respect to any obligation of the Company (other than its obligations under the Senior Debentures) or of a Restricted Subsidiary whether as principal, guarantor, surety or other obligor for the payment of any Indebtedness in excess of $15 million in the aggregate, subject to certain restrictions; or

•	specified events of the Company’s or a Restricted Subsidiary’s bankruptcy, insolvency or reorganization.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Senior Debentures may declare the principal amount of all the Senior Debentures to be due and payable immediately by a notice in writing to us, and to the Trustee if given by holders. If an Event of Default occurs because of specified events of our bankruptcy, insolvency or reorganization, the principal amount of all the Senior Debentures will be automatically accelerated, without any action by the trustee or any holder thereof.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Senior Debentures, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the 1995 Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Senior Debentures, (iii) the unpaid principal of any Senior Debentures which has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Senior Debentures, and (iv) interest on overdue interest at the rate borne by the Senior Debentures; and (b) all Events of Default, other than the non-payment of principal of (or premium, if any, on) the Senior Debentures which have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Trust Indenture Act of 1939, as amended from time to time (the “TIA”) relating to the duties of the Trustee, the Trustee shall be under no obligation to exercise any of its rights or powers under the 1995 Indenture, including such rights or powers with respect to an Event of Default, at the request, order or direction of any of the holders of Senior Debentures, unless such holders shall have offered to the Trustee reasonable indemnity or security against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

Subject to such provisions for the indemnification of the Trustee and specified limitations contained in the 1995 Indenture, the holders of not less than a majority in aggregate principal amount of the Senior Debentures shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the 1995 Indenture or exercising any trust or power conferred on the Trustee with respect to the Senior Debentures.

Waiver, Modifications and Amendment

The holders of a majority of the principal amount of the outstanding debt securities of any particular series may, on behalf of the holders of all debt securities of the series, waive past defaults with respect to that particular series, except for:

•	the payment of the principal of (or premium, if any) or interest on any security of such series; or

•	defaults relating to any covenants of the 1995 Indenture which cannot be changed without the consent of each holder of a debt security directly affected by the change.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected may, on behalf of the holders of all debt securities of the series, waive our compliance with some of the restrictive provisions of the 1995 Indenture.

We and the Trustee may amend the 1995 Indenture with the consent of the holders of a majority of the principal amount of the outstanding debt securities of each series that is affected. However, without the consent of each directly affected holder, such changes shall not include the following with respect to debt securities held by a non-consenting holder:

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change the stated maturity of, the principal of, or any installment of principal of or interest on, any security, or reduce the principal amount, the rate of interest or any premium payable upon the redemption, or reduce the amount of the principal due and payable upon a declaration of acceleration of maturity of a discount security, or change any place of payment where, or currency in which, any security or any premium or the interest is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or, in the case of redemption, on or after the redemption date);

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reduce the percentage in principal amount of the Senior Debentures necessary for any such modification or amendment or for any waiver of compliance with certain provisions of the 1995 Indenture which affect the Senior Debentures or certain defaults applicable to the Senior Debentures under the 1995 Indenture and their consequences provided for thereunder, or to reduce the requirements for quorum or voting with respect to the Senior Debentures; or

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modify any of the above requirements or the ability to waive certain past defaults or covenants, except to increase any percentage or to provide that certain other provisions of the indenture cannot be modified or certain past defaults cannot be waived without the consent of the holder of each outstanding security directly affected.

We and the Trustee may amend the 1995 Indenture without the consent of the holders for any of the following purposes:

•	to evidence the succession of another person succeeding us and the assumption by any such successor of our covenants in the 1995 Indenture and in the debt securities;

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to add to our covenants for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power conferred upon us in the 1995 Indenture;

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to add any additional events of default with respect to all or any series of debt securities (and if such events of default are to be for the benefit of less than all series of debt securities, stating that such events of default are expressly being included solely for the benefit of such series);

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to add to or change any of the provisions of the 1995 Indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

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to change or eliminate any of the provisions of the 1995 Indenture, provided that any such change or elimination shall become effective only when there is no security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to secure the securities pursuant to the requirements of the limitation on liens;

•	to establish the form or terms of debt securities of any series as permitted by the 1995 Indenture;

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to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the debt securities of one or more series or to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee;

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to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision in the 1995 Indenture, or to make any other provisions with respect to matters or questions arising under the 1995 Indenture, provided such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect; or

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to supplement any of the provisions of the 1995 Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Senior Debentures; provided that any such action shall not adversely affect the interests of the holders of the Senior Debentures in any material respect.

Satisfaction and Discharge

The 1995 Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Senior Debentures, as expressly provided for in the 1995 Indenture) as to all Senior Debentures when (i) either (a) all such Senior Debentures theretofore authenticated and delivered (except lost, stolen or destroyed Senior Debentures which have been replaced or paid and Senior Debentures for whose payment money has theretofore been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by the Company and thereafter repaid to the Company) have been delivered to the Trustee for cancellation or (b) all such Senior Debentures not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on such Senior Debentures not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of deposit (in the case of Senior Debentures which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; (ii) the Company has paid or caused to be paid all other sums payable under the 1995 Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent under the 1995 Indenture relating to the satisfaction and discharge of the 1995 Indenture have been complied with.

Defeasance and Covenant Defeasance

The 1995 Indenture provides that the Company may elect either:

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defeasance for a series of debt securities, whereby we are discharged from any and all obligations with respect to the debt securities of that series, except as may be otherwise provided in the 1995 Indenture; or

•	covenant defeasance for a series of debt securities, whereby we are released from our obligations with respect to certain covenants that apply to that series.

We may do so by depositing with the Trustee money, and/or certain government securities which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal and any premium and interest on the applicable series of debt securities, and any mandatory sinking fund or analogous payments on their scheduled due dates. No Event of Default shall have occurred or be continuing on the date of such deposit. This type of a trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel and officer’s certificate meeting the requirements set forth in the 1995 Indenture.

Transfer

No service charge will be made for any registration of transfer or exchange of Senior Debentures, but payment will be required of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

The Trustee

U.S. Bank National Association is the Trustee. Subject to the provisions of the TIA, the Trustee is under no obligation to exercise any of its powers vested in it by the 1995 Indenture at the request of any holder of the Senior Debentures unless the holder offers the Trustee reasonable indemnity against the costs, expenses and liabilities which might result. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties if the Trustee reasonably believes that it is not reasonably assured of repayment or adequate indemnity. We have entered, and from time to time may continue to enter, into banking or other relationships with U.S. Bank National Association or its affiliates.

Applicable Law

The Senior Debentures and the 1995 Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Payment and Paying Agent

Payment of the principal of and interest on the Senior Debenture is made in immediately available funds at the Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the Company’s option, payment of interest due on an Interest Payment Date may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register maintained by the Company, or, if such Person shall have made arrangements therefor in writing (or such other means as deemed acceptable by the Paying Agent) with the Paying Agent not later than the Record Date immediately preceding the applicable Interest Payment Date, then by wire transfer of immediately available funds to an account maintained by such Person at a bank located in the United States.

Certain Definitions Related to Senior Debentures

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, but excluding any trade payables and other accrued current liabilities and letters of credit, in each case incurred in the ordinary course of business, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments (including a purchase money obligation), if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (iii) all Indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (iv) all Capital Lease Obligations of such Person, (v) all Indebtedness referred to in (but not excluded from) clause (i), (ii), (iii) or (iv) above of other Persons and all dividends (excluding policyholder dividends) of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vi) all Guaranteed Debt of such Person, (vii) to the extent not otherwise included in this definition, all obligations of such person under Currency Agreements, Interest Rate Agreements and Commodity Agreements and (viii) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (vii) above. Indebtedness shall not include obligations under insurance, reinsurance or retrocession contracts entered into in the ordinary course of business.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock or limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Restricted Subsidiary” means certain of our significant Subsidiaries and any other Subsidiary that may succeed, by merger, consolidation or otherwise, to all or substantially all of the assets of one or more of such Subsidiaries, as determined in good faith by our board of directors, such determination to be evidenced by a resolution of such board.

“Stated Maturity,” when used with respect to any Senior Debenture or any installment of principal thereof or interest thereon, means the date specified in such Senior Debenture as the fixed date on which the principal of such Senior Debenture, or such installment of principal or interest, is due and payable, except as otherwise provided in the case of Capital Lease Obligations.

“Subsidiary” means a corporation of which a majority of the Capital Stock having voting power under ordinary circumstances to elect a majority of the board of directors is owned or controlled by the Company or by one or more Subsidiaries, or by the Company and one or more Subsidiaries.